Exhibit 99.1

                          UNITED SECURITY BANCSHARES -
                    YEAR-TO-DATE EARNINGS PER SHARE UP 32.6%

    FRESNO, Calif., July 17 /PRNewswire-FirstCall/ -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (Nasdaq Global Select: UBFO) reported today the results of operations for the second quarter of 2006. Year-to-date basic earnings per share for 2006 were $0.61 compared with $0.46 in 2005, up 32.6%. Year-to-date diluted earning per share for 2006 were $0.60 compared with $0.46 in 2005, a 30.4% increase. Basic earnings per share for the second quarter 2006 were $0.27 compared with $0.23 in 2005, a 17.4% increase. Diluted earnings per share for the second quarter 2006 were $0.27 compared with $0.23 a year ago.

    Net income was $6.9 million for the six months ended June 30, 2006, compared with $5.3 million in 2005, an increase of 31.9%. Net income for the second quarter of 2006 was $3.1 million, as compared with $2.6 million in 2005, up 18.3%.

    Woods added, "I am very pleased to announce record year-to-date earnings of $6.9 million which reflect the continuation of efforts to build shareholder value."

    Return on average equity (ROAE) for the second quarter of 2006 was 19.1% and the return on average assets (ROAA) was 1.93%. For the second quarter 2005, ROAE and ROAA were 18.7% and 1.69%, respectively. For the six months ended June 30, 2006, ROAE and ROAA were 22.3% and 2.20%, respectively. For the same six-month period in 2005, ROAE and ROAA were 19.3% and 1.73%, respectively. These key performance ratios demonstrate the banks' consistent ability to build shareholder value.

    The 71st consecutive quarterly cash dividend of $0.11 per share, up from $0.09 for a 22.2% increase from a year ago, was declared on June 27, 2006 to be paid on July 19, 2006 to shareholders of record on July 7, 2006.

    At the end of the quarter, Shareholders' equity was $63.4 million, an increase of 13.0% from June 30, 2005. Dividends of $4.4 million were paid out of shareholders' equity to shareholders during the past 12 months. During the last 12 months, $532,359 of shareholders' equity was used to purchase and retire 27,283 shares at an average price of $19.51 per share. During the second quarter of 2006, 13,125 shares were repurchased at an average price of $23.13.

    Net interest income for the second quarter of 2006 was $8.1 million, an increase of $1.0 million or 14.5% from 2005. Second quarter net interest margin increased from 5.25% in 2005 to 5.78% in 2006. For the six months ended June 30, the net interest margin was 5.72% and 5.31% in 2006 and 2005, respectively. The increase is primarily attributable to growth in average earning assets and rising interest rates. Average earning assets increased by $4.9 million over the past 12 months, averaging $561.9 million and $557.0 million in the second quarter of 2006 and 2005, respectively.

    Noninterest income for the second quarter 2006 was $1.7 million compared with $1.8 million for the same period last year. Noninterest income for the six months ended June 30, 2006 was $4.9 million, an increase of $1.8 million from the same period in 2005. The increase resulted in part from a $1.8 million gain on the sale of an investment in the 1st quarter of 2006 and was partially offset by a gain of $294,000 from the sale of other real estate owned in 2005.

    Second quarter operating expenses increased from $4.5 million in 2005 to $5.2 million in 2006. For the six months ended June 30, operating expenses increased $1.2 million or 14.1% from $8.5 million in 2005 to $9.7 million in 2006. The increase is partially attributable to $933,581 of additional operating costs associated with foreclosed properties. The efficiency ratio was 46.7% for the second quarter of 2006 compared to 49.3% for the same period in 2005.

    The provision for loan losses was $363,000 for the six months ended June 30, 2006 and $498,000 for same period in 2005. Provisions for loan losses are determined on the basis of management's periodic credit review of the loan portfolio. Based on the condition of the loan portfolio, management believes the provisions made to the allowance for loan losses are sufficient to cover risk elements in the loan portfolio.

    Net charge-offs were $30,000 for the second quarter of 2006 and $105,000 for the same period in 2005.

    Other real estate owned totaled $4.4 million at the end of the second quarter of 2006 and $45,000 for the same period in 2005.

    Nonperforming assets were $12.9 million or 1.95% of total assets on June 30, 2006 and $22.1 million or 3.54% of total assets on June 30, 2005.

    United Security Bancshares is a $660+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

    FORWARD-LOOKING STATEMENTS

    This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and Riches; and (8) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

    For a more complete discussion of these risks and uncertainties, see the company's Quarterly Report on Form 10-K and Form 10-Q for the year ended December 31, 2005, or the quarter ended March 31, 2006 and particularly the section of Management's Discussion and Analysis.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(Dollars in thousands)

                                                  June 30,     June 30,
                                                    2006         2005
                                                 ----------   ----------
Cash & noninterest-bearing
 deposits in other banks                         $   30,833   $   28,505
Interest-bearing deposits in other banks              7,772        7,540
Federal funds sold                                    5,600       28,210
Investment securities AFS                            91,237      112,147
Loans, net of unearned fees                         481,895      408,203
Less: allowance for loan losses                      (8,039)      (7,503)

Loans, net                                          473,856      400,700
Premises and equipment, net                          12,463        8,213
Intangible assets                                     3,283        3,820
Other assets                                         39,227       33,899

TOTAL ASSETS                                     $  664,271   $  623,033

Deposits:
Noninterest-bearing demand & NOW                 $  196,343   $  190,312
Savings                                              36,781       34,974
Time                                                327,983      319,971

Total deposits                                   $  561,107   $  545,257

Borrowed funds                                   $   17,100   $        0
Other liabilities                                     7,165        6,161
Junior subordinated debentures                       15,464       15,464

TOTAL LIABILITIES                                $  600,836   $  566,882

Shareholders' equity:
Common shares outstanding:
11,361,913 at Jun. 30, 2006
11,369,192 at Jun. 30, 2005                      $   22,019   $   22,235
Retained earnings                                    43,107       35,086
Other comprehensive income (loss)                    (1,691)      (1,169)

Total shareholders' equity                       $   63,435   $   56,152
TOTAL LIABILITIES &
SHAREHOLDERS' EQUITY                             $  664,271   $  623,033

United Security Bancshares
Consolidated Statements of Income
(dollars in 000's, except per share amounts)
(unaudited)

                                Three        Three         Six         Six
                               Months       Months       Months      Months
                                Ended        Ended        Ended       Ended
                              6/30/2006    6/30/2005    6/30/2006    6/30/2005
                             ----------   ----------   ----------   ----------
Interest income              $   11,410   $    9,379   $   21,961   $   18,489
Interest expense                  3,311        2,303        6,050        4,260

Net interest income               8,099        7,076       15,911       14,229
Provision for loan losses           123          247          363          498
Other income                      1,741        1,763        4,948        3,086
Other expenses                    5,183        4,514        9,731        8,530

Income before
 income tax provision             4,534        4,078       10,766        8,287
Provision for income taxes        1,472        1,490        3,839        3,035

NET INCOME                   $    3,062   $    2,588   $    6,926   $    5,252

Basic Earnings Per Share     $     0.27   $     0.23   $     0.61   $     0.46
Diluted Earning Per Share    $     0.27   $     0.23   $     0.60   $     0.46

Annualized Return on:
Average Assets                     1.93%        1.69%        2.20%        1.73%
Average Equity                    19.13%       18.67%       22.33%       19.25%
Net Interest Margin                5.78%        5.25%        5.72%        5.31%

Net Charge-offs
 to Average Loans                  0.02%        0.03%        0.02%        0.06%

                                    6/30/2006        6/30/2005
                                 --------------   --------------
Book Value Per Share             $         5.58   $         4.94
Tangible Book Value Per Share    $         5.29   $         4.60
Efficiency Ratio                          46.65%           49.26%
Non Performing
 Assets to Total Assets                    1.83%            3.54%
Allowance for Loan Losses
 to Total Loans                            1.67%            1.84%
Shares Outstanding
 - period end                        11,361,913       11,369,192
Basic Shares
 - average weighted                  11,367,629       11,370,850
Diluted Shares
 - average weighted                  11,500,893       11,443,940

SOURCE  United Security Bancshares
    -0-                             07/17/2006
    /CONTACT: Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928/
    /Web site:  http://www.unitedsecuritybank.com/
    (UBFO)